Exhibit 4.27

DESCRIPTION OF 5.100% SERIES D CUMULATIVE PERPETUAL PREFERRED STOCK OF
INTERSTATE POWER AND LIGHT COMPANY

The following description of the 5.100% Series D Cumulative Perpetual Preferred Stock (“Series D Preferred Stock”) of Interstate Power and Light Company (the “Company”) summarizes material terms and provisions that apply to our Series D Preferred Stock. The summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. References in this Exhibit to “we,” “us” and “our” refer to the Company, unless the context otherwise requires.

General

Our Charter provides that we have authority to issue 24,000,000 shares of common stock, $2.50 par value per share, and 16,000,000 shares of preferred stock, par value $0.01 per share.

Under our Charter, our board of directors may establish one or more series of preferred stock to be issued out of authorized preferred stock. Our board of directors, without approval of our shareowners, may determine the rights and preferences of the shares of preferred stock of any series so established.

Listing

Our Series D Preferred Stock is listed on the Nasdaq Global Select Market exchange under the symbol “IPLDP.”

Preferred Stock

Ranking

The Series D Preferred Stock will rank senior to our common stock and to any other of our equity securities that we may issue in the future that by their terms rank junior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up. The Series D Preferred Stock will rank on a parity to any other of our Series D Preferred Stock that we may later authorize or issue, and to any other series of our preferred stock that we may issue in the future that by their terms rank on parity with the Series D Preferred Stock, with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up. The Series D Preferred Stock will rank junior to any other of our equity securities that we may issue in the future that by their terms rank senior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

Dividends

The holders of shares of our Series D Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cash dividends at an annual rate of 5.100% of the liquidation preference per share of the Series D Preferred Stock. Dividends on the Series D Preferred Stock will accrue and be cumulative from, and including, the date of original issuance, which is March 14, 2013. Dividends are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day and no interest, additional dividends or other sum will accrue on the amount so payable. Dividends will be payable on those dates to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the last business day of the month prior to the month in which the applicable dividend payment date falls. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

Our board of directors will not authorize, and we will not pay, any dividends on our Series D Preferred Stock or set aside funds for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements which restrict or prevent the payment of dividends on, or the purchase or redemption of, shares. These restrictions may be indirect, for example, covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends on our Series D Preferred Stock.

Notwithstanding the foregoing, dividends on our Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized or declared. Accrued but unpaid dividends on our Series D Preferred Stock will not bear interest, and holders of our preferred stock will not be entitled to any dividends in excess of full cumulative dividends as described above. We will credit any dividend made on our Series D Preferred Stock first to the earliest accrued and unpaid dividend due. We will not pay any dividends on our common stock or any other of our equity securities that by their terms rank junior to our Series D Preferred Stock with respect to payment of dividends if dividends payable on our Series D Preferred Stock are in arrears.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of our Series D Preferred Stock will be entitled to payment, out of our assets available for distribution, of an amount equal to the $25 liquidation preference per share of our Series D Preferred Stock held by that holder. In addition, such holder will be entitled to payment of an amount equal to all accrued and unpaid dividends on those shares to, but excluding, the date of liquidation, dissolution or winding up. The holders of our Series D Preferred Stock are entitled to these payments before any distribution is made on any junior stock, including our common stock. After payment in full of the liquidation preference and the amount equal to all accrued and unpaid dividends to which holders of shares of the Series D Preferred Stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of our Series D Preferred Stock and any other outstanding series of preferred stock ranking on a parity with our Series D Preferred Stock are not paid in full, then the holders of shares of our Series D Preferred Stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled.

Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our company.

Redemption

Optional Redemption

We may redeem the Series D Preferred Stock, at our option, in whole or in part from time to time, upon not less than 30 nor more than 90 days’ notice, at a price of $25 per share, plus an amount equal to accrued and unpaid dividends to, but excluding, the date of redemption.

Redemption Procedures

We will provide not less than 30 nor more than 90 days’ notice to each registered holder of the Series D Preferred Stock to be redeemed. If the redemption notice is given and funds deposited as required, then dividends will cease to accrue from and after the date of redemption on the Series D Preferred Stock or portions of the Series D Preferred Stock called for redemption.

Maturity

The Series D Preferred Stock does not have any maturity date, and we are not required to redeem the Series D Preferred Stock. In addition, we are not required to set aside funds to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem them.

Voting Rights

Our Series D Preferred Stock will generally have no voting rights except as set forth below or as otherwise provided by Iowa law. In the event that any six quarterly cumulative dividends, whether consecutive or not, payable on our Series D Preferred Stock are in arrears, the holders of our Series D Preferred Stock will have the right, voting together as a single class with holders of any other series of preferred stock we may issue in the future that rank on a parity with our Series D Preferred Stock as to payment of dividends, and upon which like voting rights have been conferred and are exercisable, at the next meeting of shareowners called for the election of directors, to elect two members of our board of directors. The right of such holders of our Series D Preferred Stock to elect members of our board of directors will continue until such time as all dividends accumulated and in arrears on such shares of preferred stock have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends as described above. Upon any termination of the right of the holders of our Series D Preferred Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

In addition to any other vote or consent described herein or required by law, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series D Preferred Stock and any other series of preferred stock upon which like voting or consent rights have been conferred, voting together as a single class, we shall not:

(i) issue any class of stock in addition to the preferred stock ranking senior to the preferred stock, or any series thereof, as to the payment of dividends or the distribution of assets, provided, however our board of directors may create a series of preferred stock ranking senior to any other series of preferred stock as to the payment of dividends or the distribution of assets without a vote by the existing preferred stock or any series thereof if our shareholders previously authorized such action by the board of directors;

(ii) adopt any amendment to our Charter that adversely alters the preferences, powers and rights of our preferred stock (provided, that articles of amendment to issue a series of preferred stock shall not be considered to adversely alter the preferences, powers and rights of the preferred stock solely because such series is on parity with the preferred stock with respect to payment of dividends and distribution of assets); or

(iii) issue any shares of preferred stock of any series if the cumulative dividends payable on our Series D Preferred Stock are in arrears.

In addition to any other vote or consent described herein or required by law, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of our Series D Preferred Stock, voting as a separate class, we shall not adopt any amendment to our Charter that adversely alters the preferences, powers and rights of our Series D Preferred Stock in a manner that does not similarly affect all series of preferred stock (provided, that articles of amendment to issue a series of preferred stock shall not be considered to adversely alter the preferences, powers and rights of the Series D Preferred Stock solely because such series is on parity with the Series D Preferred Stock with respect to payment of dividends and distribution of assets).

In addition to any other vote or consent described herein or by required law, without the affirmative vote or consent of the holders of a majority of the outstanding shares of our Series D Preferred Stock and any other series of preferred stock upon which like voting or consent rights have been conferred, voting together as a single class, we shall not increase the amount of authorized shares of the preferred stock or create or issue any class of stock in addition to the preferred stock ranking on a parity with the preferred stock, or any series thereof, as to the payment of dividends or the distribution of assets. Notwithstanding the foregoing, our board of directors may increase the authorized amount of a series of preferred stock or create an additional series of preferred stock ranking on a parity with any other series of preferred stock as to the payment of dividends or the distribution of assets without a vote by the existing preferred stock or any series thereof if our shareholders previously authorized such action by the board of directors.

On any matter described above in which the holders of our Series D Preferred Stock are entitled to vote as a class, such holders will be entitled to one vote per share. On any other matter for which holders of our Series D Preferred Stock are provided the right to vote together with holders of our common stock under Iowa law, if any, holders of our Series D Preferred Stock will be entitled to the number of votes per share determined by dividing the liquidation preference of such share by 100. The voting rights described above do not restrict our ability to issue shares of our 16,000,000 authorized shares of blank check preferred stock.

No Conversion Rights

The holders of the Series D Preferred Stock will not have any rights to convert shares of the Series D Preferred Stock into shares of any other class or series of our capital stock or any other security.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series D Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.